Exhibit 99.1
DATE: April 29, 2008
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS NAMES ANTHONY P. BIHL, III AS PRESIDENT AND CHIEF EXECUTIVE OFFICER
MINNEAPOLIS, April 29, 2008 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD), today announced that the Company’s Board of Directors has named Anthony P. Bihl, III, as Chief Executive Officer and President effective April 30, 2008. Mr. Bihl, who also joins the Board of Directors, brings more than twenty-five years of leadership experience in the medical equipment and diagnostics industries, and succeeds Ross Longhini, who has served as Interim CEO since January, 2008. Mr. Longhini will remain in his role as Executive Vice President and Chief Operating Officer.
A. Jay Graf, Lead Independent Director, commented, “We are very pleased to welcome Tony Bihl as the CEO of American Medical Systems. We are confident that his leadership strength and broad experience will drive American Medical Systems through the next phase of growth.”
“I am delighted with this opportunity to lead American Medical Systems, a company with a proven history of innovation and leadership in the pelvic health market,” Mr. Bihl said. “AMS is well positioned for significant market and geographic expansion. I look forward to working with the Board of Directors, senior management and employees at American Medical Systems as we take advantage of these opportunities.”
Mr. Bihl joins AMS from Siemens Medical where he was Chief Executive Officer of the $2.5 billion Siemens Medical Solutions Diagnostics division. In this role, Mr. Bihl led the successful integration of two acquisitions into Siemens Medical, involving over 8,000 employees operating in over 100 countries while maintaining sales momentum and exceeding profit targets set for the new unit. Prior to that Mr. Bihl served as President of the Diagnostics Division of Bayer Healthcare, a $1.8 billion global business and also held the title of Executive Vice President of Bayer Healthcare LLC. At Bayer, Mr. Bihl led Diagnostic Division through a period of revenue growth that consistently exceeded market growth rates while steadily improving profitability. Siemens acquired Bayer Diagnostics for $5.4 billion in 2006. Mr. Bihl has also served in several capacities at DuPont and Sterling Diagnostic Imaging and has more than 25 years of management experience in the medical diagnostics, diagnostic imaging and biotechnology industries.
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota, is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, menorrhagia, prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to treat approximately 310,000 patients in 2007.
More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2007 and its other SEC filings.

Contact:	Mark Heggestad
Executive Vice President and Chief Financial Officer
952-930-6495
Mark.Heggestad@AmericanMedicalSystems.com

Ross Longhini
Executive Vice President and Chief Operating Officer
Interim Chief Executive Officer
952-930-6445
Ross.Longhini@AmericanMedicalSystems.com